Exhibit 4(b)

AMENDMENT NO. 8
TO
PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation (“PPL”) has adopted the PPL Employee Stock Ownership Plan (“Plan”) effective January 1, 2000; and

WHEREAS, the Plan was amended and restated effective January 1, 2002, and subsequently amended by Amendment No. 1, 2, 3, 4, 5, 6 and 7; and

NOW, THEREFORE, the Plan is hereby amended as follows:

I.	Effective May 30, 2012, Article I, Section 8.1 is amended to read as follows:

ARTICLE I
ADMINISTRATION

8.1           Administration by Employee Benefit Plan Board.

(a)           The Plan shall be administered by an Employee Benefit Plan Board, consisting of not fewer than three persons.  Members of the Employee Benefit Plan Board shall be appointed from time to time by the Board of Directors of PPL Corporation and shall serve at the pleasure of the Board of Directors of PPL Corporation.  Vacancies shall be filled in the same manner as appointments.  Any member of the Employee Benefit Plan Board may resign by delivering a written resignation to the Board of Directors or to the Secretary of the Employee Benefit Plan Board effective upon delivery or at any other future date specified therein.

II.	Except as provided in this Amendment No. 8, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 8 is executed this _______day of _____________, 2012.

Employee Benefit Plan Board

By:
Karla A. Durn Chair – Employee Benefit Plan Board